UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 12B-25

NOTIFICATION OF LATE FILING

(CHECK ONE): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q | |Form 10-D Form N-SAR [ ] N-CSR

For Period Ended: February 28, 2011

| | Transition Report on Form 10-K

| | Transition Report on Form 20-F

| | Transition Report on Form 11-K

| | Transition Report on Form 10-Q

| | Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I

REGISTRANT INFORMATION

En2go International, Inc.

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Full Name of Registrant

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Former Name if Applicable

644-1812 West Burbank Blvd.

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Address of Principal Executive Office (Street and Number)

Burbank, CA 91506

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City, State and Zip Code

PART II

RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

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|X| (a) The reasons described in reasonable detail in Part III of

- this form could not be eliminated without unreasonable effort or expense;

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|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K,Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

Management is in the process of finalizing the operating results of the second quarter of the Registrant’s 2011 fiscal year. The information could not be assembled and analyzed without unreasonable effort and expense to the Registrant. The Form 10-Q will be filed as soon as practicable and within the 5 day extension period.

PART IV

OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Robert Rosner (818) 748-6244

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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of

1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,

identify report(s). |X| Yes | | No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

| | Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

En2go International, Inc.

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2011 By: /s/ Robert Rosner

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Robert Rosner

Chief Executive Officer